Exhibit 99.1


                    [MOISSANITE CHARLES & COLVARD(TM) LOGO]


For Immediate Release                    Contact: Jessica Blue, Richard French &
                                         Associates  919-832-6300


                      Charles & Colvard Provides Updates on
              Fourth Quarter Performance and Business Developments


MORRISVILLE, N.C., January 9, 2001 -- Charles & Colvard, Ltd., (Nasdaq:CTHR) the sole source of moissanite - a created jewel available for use in fine jewelry - today reported an update on fourth quarter and year-end shipments and other business developments.

While the quarter's results have yet to be finalized, the company shipped approximately 18,600 carats, which reflect a 26 percent increase over the same period in 1999. The company expects dollar sales for the quarter to be approximately the same as the fourth quarter of 1999. Total carat shipments for 2000 aggregated 68,800 carats, as compared to 1999 carat shipments of 55,000. Full financial results for 2000 will be released on February 28, 2001.

Robert S. Thomas, president and chief executive officer of Charles & Colvard, said, "Our decision to partner with domestic distributors in the second quarter of 2000 continued to generate increased volume in the fourth quarter. Domestic carat shipments are up 65 percent over 1999, while our international carat shipments dipped, in part, due to the strong dollar.

Thomas continued, "The company's average selling prices were approximately the same as the third quarter of 2000, but decreased compared to fourth quarter of 1999 due to volume discounts offered to domestic distributors. Our cash position at year end was approximately $3.7 million, reflecting our ongoing efforts to manage our liquidity."

In other corporate news, the company and Cree, Inc. have agreed on a framework for purchases of silicon carbide crystals for calendar 2001. Under the terms of the agreement, Charles & Colvard will be obligated to purchase silicon carbide crystals only upon issuance and Cree's acceptance of purchase orders. The company currently has no purchase commitment.

Thomas added, "This new agreement reflects the evolution of the business relationship between the company and Cree. While we work to reduce overall inventory levels in 2001, new material will be required to replace the most popular shapes and sizes of gemstones."

                                     -more-

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Charles & Colvard
January 9, 2001
Page 2 of 2



Charles & Colvard, based in the Research Triangle Park area of North Carolina, became a public company in 1997. For more information, please access www.moissanite.com.

This press release contains forward-looking statements that relate to the company's future plans and objectives. These statements are subject to numerous risks and uncertainties, including without limitation the limited operating history upon which the company and its prospects can be evaluated, the need for further development of the company's products, the company's reliance on Cree, Inc. as a developer and supplier of silicon carbide crystals, the small size of the current market for the company's products and uncertainty of market acceptance and demand for such products in the future. These and other risks and uncertainties, which are detailed in the company's filings with the SEC including Forms 10-K and 10-Q, could cause actual results and developments to be materially different from those expressed or implied by any of the forward-looking statements included in this press release.

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